Exhibit 8.2

[Simpson Thacher & Bartlett LLP letterhead]

May 31, 2011

Graham Packaging Company Inc.

2401 Pleasant Valley Road

York, Pennsylvania 17402

Re: Silgan Holdings/Graham Packaging Company Merger

Ladies and Gentlemen:

We have acted as counsel to Graham Packaging Company Inc., a Delaware corporation (the “Company”), in connection with the Merger, as defined and described in the Agreement and Plan of Merger, dated as of April 12, 2011 (the “Agreement”), between Silgan Holdings Inc., a Delaware corporation (“Parent”) and the Company. The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement. This opinion is being delivered in connection with the filing of the registration statement on Form S-4 (the “Registration Statement”), which includes the Joint Proxy Statement/Prospectus of Parent and the Company related to the Merger (the “Joint Proxy Statement/Prospectus”), filed by Parent with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in relation to the Merger.

We have examined (i) the Agreement, (ii) the Registration Statement and (iii) the representation letters of Parent and the Company delivered to us in connection with this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the provisions of the Agreement, (ii) the statements concerning the Merger set forth in the Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by Parent and the Company in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any representations made in the Agreement or the Representation Letters “to the knowledge of”, or based on the belief of Parent and the Company or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification, and (v) the Merger will be reported by Parent and the Company on their respective federal income tax returns in a manner consistent with the opinion set forth herein. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations issued thereunder, Internal Revenue Service pronouncements and judicial decisions, all as in effect on the date hereof. These authorities are subject to change and any such change may be applied retroactively, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusion set forth below.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we hereby confirm our opinion set forth in the discussion contained in the Registration Statement under the caption “Material United States Federal Income Tax Consequences.”

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement, and to the use of our name under the caption “Legal Matters” in the Joint Proxy Statement/Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP